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                   [NEW ENGLAND FINANCIAL LOGO APPEARS HERE]

                             NEW ENGLAND FINANCIAL
                              A MetLife Affiliate

September 10, 1999

To Owners of NELICO Variable Life Insurance Policies:

A Special Meeting of Shareholders of New England Zenith Fund (the "Trust") will be held on October 15, 1999. At the Shareholders Meeting, New England Life Insurance Company ("NELICO") will vote all shares of the Trust held in the New England Variable Life Separate Account which are attributable to NELICO Variable Life Insurance Policies in accordance with instructions received from Policy Owners. You are now being asked how shares of the Trust deemed attributable to your Policy should be voted at the Shareholders Meeting.

Your voting instructions only apply to proposals which relate to a series of the Trust in which your policy's cash value was invested on the record date for the Shareholders Meeting. The record date is July 30, 1999. If you give voting instructions on a proposal for which you are not eligible to vote, NELICO will simply disregard those instructions.

Enclosed you will find a copy of the Notice of Meeting and Proxy Statement relating to the Shareholders Meeting. After reviewing this material, please follow the Telephone Voting Instructions or complete and execute the Instruction Form and return it in the enclosed, postage-paid, self-addressed envelope. If you fail to give voting instructions, shares of the Trust deemed attributable to your Policy will be voted by NELICO in proportion to the voting instructions received from all other NELICO Variable Life Policy Owners.


                               [NEF "wave" logo]
                              501 BOYLSTON STREET
                               [NEF "wave" logo]
                             BOSTON, MASSACHUSETTS
                               [NEF "wave" logo]
                                 T 617-578-2000

                 New England Life Insurance Company, Boston, MA

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